EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.panhandleoilandgas.com

PANHANDLE OIL AND GAS INC.

ANNOUNCES RESIGNATION OF OFFICER

OKLAHOMA CITY, March 10, 2020– PANHANDLE OIL AND GAS INC. (NYSE: PHX) the “Company,” today announced that Robb P. Winfield, Vice President, CFO, Controller and Corporate Secretary, resigned from his positions on March 9, 2020, effective immediately. Mr. Winfield has served as Panhandle’s Controller since February 2008 and, from March 2009 through December 2016, also held the position of Chief Accounting Officer. He was named Vice President, Chief Financial Officer and Controller on Jan. 1, 2017.

In connection with Mr. Winfield’s departure, the Company’s board of directors (the “Board”) appointed Ralph D’Amico as the Company’s Chief Financial Officer, effective March 9, 2020. Mr. D’Amico currently serves as the Company’s Vice President, Corporate Development and Investor Relations, a position he has held since joining the Company on Jan. 2, 2019. In addition to assuming the position of Chief Financial Officer of the Company, Mr. D’Amico will continue to serve the Company as Vice President, Corporate Development and Investor Relations.

Mr. D’Amico has over 20 years of experience in finance and investment banking, the majority of which has focused on the energy sector. Over the course of his career, Mr. D’Amico has been involved in over $5 billion of lead managed advisory and capital market transactions. More recently, Mr. D’Amico has been on the leading edge of the minerals and royalties space where he has obtained an extensive knowledge base, executed numerous transactions, and helped the sector gain exposure within the investment community.

“I would like to thank Robb for his many years of dedication to Panhandle and wish him luck with his future endeavors. Ralph has done an outstanding job since he joined Panhandle a little over a year ago and has been critical in establishing Panhandle’s relationships with the mainstream of the mineral community. His investment banking experience and knowledge of the capital markets will be important assets as Panhandle continues its transition to a mineral and royalty focus” said Chad Stephens, Panhandle’s CEO.

Before joining the Company, from April 2017 through December 2018, Mr. D’Amico served as a Managing Director at Seaport Global Securities, a full-service independent investment bank. Prior to his employment with Seaport Global Securities, from July 2008 through February 2017, Mr. D’Amico served as a Managing Director, Energy & Natural Resources Investment Banking, at Stifel Nicolaus, an investment bank and financial services company. Mr. D’Amico also held positions during his career at other investment banking and financial services companies including Jefferies, Friedman Billings Ramsey, and Salomon Smith Barney. Mr. D’Amico holds a bachelor’s degree in finance from the University of Maryland and an MBA from The George Washington University. No previous employer of Mr. D’Amico is a parent, subsidiary, or other affiliate of the Company.

Panhandle Oil and Gas Inc. (NYSE: PHX) Oklahoma City-based, Panhandle Oil and Gas Inc. is an oil and natural gas mineral company with a strategy to proactively pursue the acquisition of additional minerals in our core areas of focus. Panhandle owns approximately 258,000 net mineral acres principally located in Oklahoma, North Dakota, Texas, New Mexico and Arkansas. Approximately 71% of this mineral count is unleased and undeveloped. Additional information on the Company can be found at www.panhandleoilandgas.com.

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5400 N. Grand Blvd., Suite 300 ☒ Oklahoma City, OK 73112 ☒ Ph. (405) 948-1560 ☒ Fax (405) 948-2038